Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-93403, No. 333-38114, No. 333-85392) of Ascendant Solutions, Inc. of our report dated March 26, 2004, relating to the consolidated financial statements as of December 31, 2003 and for the year then ended, and of our report dated June 30, 2004, relating to the financial statements of The Staubach Company-West, Inc. as of December 31, 2003 and 2002 and for the years then ended, which appear in this Form 10-K.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Dallas, Texas

March 28, 2005